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                                                                   EXHIBIT 10.71

                  DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR
                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

         Effective January 30, 1998, the Board of Directors of AccuMed International, Inc. (the "Company") appointed Paul F. Lavallee to serve as Chairman of the Board, Chief Executive Officer and President of the Company and approved the following compensation arrangements for such services.

         Mr. Lavallee's salary is $225,000 annually, and he is eligible for an annual bonus of up to 30% thereof. The employment can be terminated by the Company upon 12 months' notice.

         Mr. Lavallee has been granted a non-qualified stock option to purchase 1,500,000 shares of Common Stock at an initial exercise price of $1.5625 (the "Initial Exercise Price") (the closing sales price per share of Common Stock on the grant date, January 30, 1998). If in the Company's first equity offering subsequent to the grant date, it sells Common Stock, or securities convertible or exercisable for Common Stock, at a price per share lower than the Initial Exercise Price, then the Initial Exercise Price shall be reduced to equal such lower price per share. (In March 1998, the Company completed such equity offering for shares of Common Stock and warrants exercisable to purchase Common Stock at $0.75 per share, accordingly the Initial Exercise Price has been reset to $0.75.) The option is exercisable as follows (i) one-third of the underlying shares were immediately exercisable (subject to a subsequent lock-up described below), and (ii) an additional one-third and the final one-third of the underlying shares, respectively, will become exercisable on the second and third anniversaries of the grant date. In order to make an additional 1,500,000 shares of Common Stock available for sale in a private placement by the Company in March 1998, Mr. Lavallee agreed not to exercise the option until such time as sufficient additional authorized but unissued shares of Common Stock are available to reserve for issuance upon exercise of the option.

         Mr. Lavallee will be reimbursed for reasonable traveling expenses from South Dakota to Chicago and living expenses while in Chicago.